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                                EXHIBIT 21.01

                            LIST OF SUBSIDIARIES

ALADDIN GAMING ENTERPRISES, INC.

Aladdin Gaming Holdings, LLC, a Nevada limited liability company


ALADDIN GAMING HOLDINGS, LLC (direct and indirect subsidiaries)

Aladdin Capital Corp., a Nevada corporation
Aladdin Gaming, LLC, a Nevada limited liability company
Aladdin Music Holdings, LLC, a Nevada limited liability company
Aladdin Music, LLC, a Nevada limited liability company